Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hoku Scientific, Inc.

We consent to the use of our report dated April 18, 2005 except as to the second paragraph of note 7(b) and the eighth paragraph of note 7(d), which are as of July 12, 2005, with respect to the statements of operations, stockholders’ equity and comprehensive loss and cash flows of Hoku Scientific, Inc. for the year ended March 31, 2005, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Honolulu, Hawaii
May 12, 2008